EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

PlayAGS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	5,000,000(2)	$4.39(3)	$21,950,000	$92.70 per $1,000,000	$2,034.77
Total Offering Amounts					$21,950,000		$2,034.77
Total Fee Offsets							—
Net Fee Due							$2,034.77

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Consists of shares of common stock issuable in respect of awards to be granted under the PlayAGS, Inc. 2018 Omnibus Incentive Plan, as amended.

(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of PlayAGS, Inc.’s common stock reported by the New York Stock Exchange as of July 14, 2022.